Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:
ArthroCare Corp.
Misty Romines
512-391-3902

ARTHROCARE REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Austin, Texas — May 2, 2012 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the first quarter ended March 31, 2012.

FIRST QUARTER 2012 HIGHLIGHTS

•                  Total revenue of $92.9 million.

•                  Product sales increased by 5.8 percent.

•                  Income from operations of $17.4 million, or operating margin of 18.7 percent.

•                  Net income available to common stockholders of $12.1 million, or $0.36 per diluted share.

REVENUE

Total revenue from continuing operations for the first quarter of 2012 was $92.9 million, compared to $87.9 million for the first quarter of 2011, an increase of 5.6 percent.

Product sales for the first quarter of 2012 were $88.4 million compared to $83.5 million in the first quarter of 2011, an increase of 5.8 percent.  Proprietary product sales were $83.6 million in the first quarter of 2012 compared to $78.1 million for the first quarter of 2011, an increase of 6.9 percent.

Worldwide sales of the Company’s Sports Medicine products increased $2.6 million or 4.6 percent.  In the Americas, Sports Medicine product sales increased $1.6 million which consisted of an increase in proprietary Sports Medicine product sales of $2.2 million, or 6.9 percent, and a decrease in contract manufacturing product sales of $0.6 million, or 11.1 percent.  International Sports Medicine product sales increased $1.0 million, or 4.9 percent, in the first quarter of 2012 compared to the same period in 2011.

Worldwide ENT product sales increased $2.8 million, or 11.8 percent.  Americas ENT product sales increased $1.7 million or 8.7 percent.  International ENT product sales increased $1.1 million or 26.4 percent.

Other product sales declined $0.6 million in the first quarter of 2012 compared to the same period of 2011.

Had the same foreign currency rates been in effect in the quarter ended March 31, 2012 as were in effect in the same quarter in 2011, the U.S. dollar reported value of product sales would have been higher by $0.3 million for the quarter ended March 31, 2012.

GROSS PRODUCT MARGIN

Gross product margin was 69.8 percent for the first quarter of 2012 compared to 70.4 percent for the first quarter of 2011.

INCOME FROM OPERATIONS

Income from operations for the first quarter of 2012 was $17.4 million compared to $16.6 million for the same period in 2011.  Operating margin for the first quarter of 2012 was 18.7 percent compared to 18.9 percent for the same period in 2011.

Under the short-term incentive plan for 2012 approved by the Board of Directors, Adjusted Operating Margin is a key metric for purposes of evaluating business performance.  Adjusted Operating Margin is Operating Margin adjusted for investigation and restatement related costs.  Investigation and restatement related costs were 1.2 percent and 2.5 percent of total revenue for the first quarters of 2012 and 2011, respectively, and Adjusted Operating Margin was 19.9 percent and 21.4 percent for these same periods. Adjusted Operating Margin is a non-GAAP measure of profitability and it should not be considered as a substitute for measures prepared in accordance with GAAP.

Total operating expenses were $48.9 million in the first quarter of 2012 compared to $46.6 million in the first quarter of 2011.  Research and development expense increased $0.8 million and sales and marketing expense increased $2.1 million, partially offset by a decrease of $1.1 million in investigation and restatement-related costs.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

Net income available to common stockholders was $12.1 million or $0.36 per diluted share in the first quarter of 2012, compared to $11.9 million, or $0.36 per diluted share, in the first quarter of 2011.  Net income available to common stockholders in the first quarter of 2011 included income from discontinued operations of $0.3 million, or $0.01 per diluted share.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents was $162.0 million as of March 31, 2012 compared to $219.6 at December 31, 2011. In the first quarter of 2012, the Company paid $74 million as required under the proposed settlement of the private securities class actions.  Excluding this payment, cash and cash equivalents increased $16.4 million in the first quarter of 2012.  Cash flows used in operating activities for the three months ended March 31, 2012 was $55.6 million compared to cash flows provided by operating activities of $15.2 million for the three months ended March 31, 2011.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Thursday, May 3, 2012. To participate in the live conference call dial 800-734-8582.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21590105.  The replay will remain available through May 17, 2012.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the impact upon the Company’s operations of legal compliance matters which may require improvement and remediation; the ability of the Company to control expenses relating to legal or compliance matters; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the

Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the results of the civil investigation by the Department of Justice related to the Civil Investigative Demand we received arising under the False Claims Act; the possibility that the Department of Justice could institute civil proceedings against us, based on the results of the investigation related to the Civil Investigative Demand; the risk that we could be subject to qui tam suits involving the False Claims Act; the possibility that the Department of Justice could institute a criminal enforcement action against us based on the results of the civil investigation related to the Civil Investigative Demand;  the resolution of any litigation related to the civil investigation; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$161,977	$219,605
Accounts receivable, net of allowances of $2,125 and $2,251 at March 31, 2012	49,167	51,350
Inventories, net	37,372	35,761
Deferred tax assets	35,882	40,622
Prepaid expenses and other current assets	6,266	5,532
Total current assets	290,664	352,870

Property and equipment, net	34,706	35,769
Intangible assets, net	4,150	5,457
Goodwill	119,426	119,159
Deferred tax assets	18,172	18,159
Other assets	1,667	1,587
Total assets	$468,785	$533,001

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,940	$15,258
Accrued liabilities	33,979	112,586
Deferred Revenue	854	742
Income tax payable	—	1,542
Total current liabilities	48,773	130,128

Deferred tax liabilities	31	29
Other non-current liabilities	19,651	18,922
Total liabilities	68,455	149,079

Commitments and contingencies (Notes 6 and 7)

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at March 31, 2012 and December 31, 2011; Redemption value: $87,089	78,063	77,184

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 31,615 and 31,523 shares Outstanding: 27,647 and 27,562 shares at March 31, 2012 and December 31, 2011, respectively	28	28
Treasury stock: 3,961 shares at March 31, 2012 and 4,005 shares at December 31, 2011	(106,945)	(107,126)
Additional paid-in capital	403,458	400,580
Accumulated other comprehensive income	5,006	4,615
Retained earnings	20,720	8,641
Total stockholders’ equity	322,267	306,738
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$468,785	$533,001

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended
	2012	2011

Revenues:
Product sales	$88,375	$83,507
Royalties, fees and other	4,497	4,425
Total revenues	92,872	87,932

Cost of product sales	26,651	24,744

Gross profit	66,221	63,188
Operating expenses:
Research and development	7,594	6,810
Sales and marketing	30,200	28,098
General and administrative	8,488	8,180
Amortization of intangible assets	1,321	1,311
Exit costs	160	—
Investigation and restatement-related costs	1,093	2,212
Total operating expenses	48,856	46,611

Income from operations	17,365	16,577

Non-operating gains, net	386	490

Income from continuing operations before income taxes	17,751	17,067

Income tax provision	4,793	4,608

Net income from continuing operations	12,958	12,459

Income from discontinued operations, net of taxes	—	311

Net income	12,958	12,770

Accrued dividend and accretion charges on Series A	(879)	(840)

Net income available to common stockholders	12,079	11,930

Other comprehensive income
Foreign currency translation adjustments	392	899

Total comprehensive income	13,350	13,669

Weighted average shares outstanding:
Basic	27,614	27,168
Diluted	27,987	27,586

Earnings per share from continuing operations
Basic	$0.36	$0.35
Diluted	$0.36	$0.35

Earnings per share applicable to common stockholders:
Basic	$0.36	$0.36
Diluted	$0.36	$0.36

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales - Unaudited

(in thousands)

	Three Months Ended				Three Months Ended
	March 31, 2012				March 31, 2011
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports medicine	$39,028	$20,282	$59,310	67.2%	$37,381	$19,328	$56,709	67.9%
ENT	21,776	5,394	27,170	30.7%	20,037	4,267	24,304	29.1%
Other	590	1,305	1,895	2.1%	685	1,809	2,494	3.0%
Total product sales	$61,394	$26,981	$88,375	100.0%	$58,103	$25,404	$83,507	100.0%